UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 31, 2005

GREATER BAY BANCORP

(Exact name of registrant as specified in its charter)

California	0-25034	77-0387041
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 University Avenue, 6th Floor, East Palo Alto, California	94303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 813-8200

NA

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

(a) On May 31, 2005, the shareholders of Greater Bay Bancorp (the “Company”) approved two new compensation plans previously approved by the Company’s Board of Directors: (i) the Greater Bay Bancorp Long Term Incentive Plan (the “LTIP”) and (ii) the Greater Bay Bancorp 2005 Executive Incentive Plan (the “EIP”). The LTIP and the EIP will provide a separate cash incentive based on a fixed percentage of the Company’s cumulative consolidated operating cash flow during specified performance periods. The performance periods under the LTIP consist of three consecutive calendar years, with a new performance period beginning each year. The performance periods under the EIP are calendar years.

The LTIP and the EIP are designed to qualify under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) as performance-based compensation plans. Under Section 162(m), compensation in excess of $1,000,000 paid to any of the chief executive officer and the four most highly compensated officers individually in any year is not tax deductible by the Company unless the compensation is considered to be performance-based.

In most cases, the performance awards under the LTIP and EIP will be paid in cash. However, the committee of the Board of Directors of the Company administering the plans (the “Committee”) may permit the issuance of shares of Company Common Stock or restricted stock in lieu of cash. The payout of the performance award in shares of Company Common Stock or restricted stock will be in conjunction with the Amended and Restated 1996 Stock Option Plan or its successor plan.

The Committee selects the executives to whom performance awards will be granted under the LTIP for each three-year performance period. Executives selected for performance awards must hold officer or executive-level positions with the Company, including the President and Chief Executive Officer and certain Executive Vice Presidents and Senior Vice Presidents nominated by the Chief Executive Officer and approved by the Committee. Executives must hold an eligible officer or executive-level position with the Company for at least one year during a performance period in order to receive a performance award payment under the LTIP for such performance period. Executives serving in such positions for less than the entire three-years of a performance period may receive a prorated award.

Under the EIP, only the President, Chief Executive Officer and certain Executive Vice Presidents and Senior Vice Presidents of the Company nominated by the Chief Executive Officer and approved by the Committee are eligible.

Under the LTIP, performance awards will be provided from a pool based on the Company’s consolidated operating cash flow, as determined under generally accepted accounting principles. The maximum amount that may be included in the pool and paid to all executives under the LTIP for any performance period is 1.0% of the Company’s cumulative operating cash flow for all three years included in that performance period. The Committee sets performance measures and performance targets that determine the amount to be paid from the LTIP pool for each performance period, not exceeding the 1.0% of cumulative operating cash flow maximum.

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The performance measures approved under the LTIP for the performance period beginning January 1, 2005 are three-year average Cumulative Earnings Per Share (EPS) and three-year Average Return on Common Equity (ROE). At December 31, 2005, December 31, 2006 and December 31, 2007, Cumulative EPS and Average ROE will be assessed against their respective performance targets to determine the amounts payable (as a percentage of base compensation) to each participant from the LTIP pool for the performance period beginning January 1, 2005.

Under the EIP, performance awards will be provided from a pool based on the Company’s consolidated operating cash flow each calendar year, as determined under generally accepted accounting principles. The maximum amount that may be included in the pool and paid to all participants under the EIP for any year is 2.5% of the Company’s operating cash flow for such year. The Committee sets performance measures and performance targets that determine the amount to be paid from the EIP pool for each calendar year, not exceeding the 2.5% of operating cash flow maximum.

The performance measures approved under the EIP for calendar year 2005 are Earnings Per Share, Loan Growth, Deposit Growth and Noninterest Income Growth. At December 31, 2005, these measures will be assessed against their respective performance targets to determine the amounts payable to each executive from the EIP pool for 2005.

Copies of the LTIP and the EIP are attached hereto as Exhibits 10.1 and 10.2 and incorporated herein by reference.

(b) On May 31, 2005, the Board of Directors of the Company approved the 2005 annual fees for the directors of the Company (except management directors) for service on the Boards of the Company and its subsidiaries, including the Committees thereof.

A copy of a Summary of the 2005 Director Annual Fee Schedule is attached hereto as Exhibit 10.3 and incorporated herein by reference.

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Item 9.01 Exhibits

Exhibit Number	Exhibit Title or Description
10.1	Greater Bay Bancorp 2005 Long Term Incentive Plan

10.2	Greater Bay Bancorp 2005 Executive Incentive Plan

10.3	Summary 2005 Director Annual Fee Schedule

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREATER BAY BANCORP

Date: June 6, 2005	By:	/s/ Linda M. Iannone
Linda M. Iannone
Senior Vice President, General Counsel
and Secretary

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EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description
10.1	Greater Bay Bancorp 2005 Long Term Incentive Plan

10.2	Greater Bay Bancorp 2005 Executive Incentive Plan

10.3	Summary 2005 Director Annual Fee Schedule

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